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Exhibit 10.6

        SECOND LIEN SENIOR SUBORDINATED TERM LOAN AGREEMENT

DATED AS OF
OCTOBER 27, 2005

AMONG

LINN ENERGY, LLC
AS BORROWER,

ROYAL BANK OF CANADA,
AS ADMINISTRATIVE AGENT,

SOCIÉTÉ GÉNÉRALE,

AS SYNDICATION AGENT,

AND

THE LENDERS PARTY HERETO

RBC CAPITAL MARKETS

AND

SOCIÉTÉ GÉNÉRALE

CO-LEAD ARRANGERS AND CO-BOOK RUNNERS

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Annex I	List of Commitments
Exhibit A	Form of Note
Exhibit B	Form of Compliance Certificate
Exhibit C	Security Instruments
Exhibit D	Form of Assignment and Assumption
Exhibit E	Form of Borrowing Request
Exhibit F	Form of Conversion/Continuation Notice
Schedule 7.05	Litigation
Schedule 7.12	Material Agreements
Schedule 7.15	Subsidiaries and Partnerships
Schedule 7.19	Gas Imbalances
Schedule 7.20	Marketing Contracts
Schedule 7.21	Swap Agreements

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        THIS SECOND LIEN SENIOR SUBORDINATED TERM LOAN AGREEMENT dated as of October 27, 2005, is among Linn Energy, LLC, a limited liability company duly formed and existing under the laws of the State of Delaware (the "Borrower"); each of the Lenders from time to time party hereto; ROYAL BANK OF CANADA (in its individual capacity, "RBC"), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the "Administrative Agent"), and SOCIÉTÉ GÉNÉRALE (in its individual capacity, "SG") as syndication agent for the Lenders (in such capacity, together with its successors in such capacity, the "Syndication Agent").

R E C I T A L S

        A.    Pursuant to that certain Credit Agreement dated as of April 13, 2005, as amended by that certain First Amendment and Consent, dated May 3, 2005, the Second Amendment, dated August 12, 2005 and the Third Amendment, dated of even date herewith, among the Borrower, BNP Paribas, as administrative agent and the financial institutions listed therein from time to time as Senior Revolving Lenders (the "Senior Revolving Lenders") (such Credit Agreement as heretofore or hereafter amended, the "Senior Credit Agreement"), the Senior Revolving Lenders agreed to make revolving credit loans to, and to issue letters of credit for the benefit of the Borrower.

        B.    The Borrower has requested that the Lenders provide a $60,000,000 second lien senior subordinated term loan to the Borrower.

        C.    The Lenders have agreed to make such loan subject to the terms and conditions of this Agreement.

        D.    In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I
Definitions and Accounting Matters

        Section 1.01    Terms Defined Above.     As used in this Agreement, each term defined above has the meaning indicated above.

        Section 1.02    Certain Defined Terms.     As used in this Agreement, the following terms have the meanings specified below:

        "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

        "Acquisition" means the acquisition of the Acquisition Properties pursuant to the Purchase Agreement.

        "Acquisition Properties" means the Oil and Gas Properties to be acquired by Borrower pursuant to the Purchase Agreement.

        "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

        "Affected Loans" has the meaning assigned such term in Section 5.05.

        "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

        "Agent" means the Administrative Agent, the Syndication Agent or either or both of them as the context requires.

        "Agreement" means this Second Lien Senior Subordinated Term Loan Agreement, as the same may from time to time be amended, modified, supplemented or restated.

        "Alternate Base Rate" means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

        "Applicable Margin" means, for any day, with respect to any ABR Loan, 2.375% and with respect to any Eurodollar Loan, 3.875%.

        "Applicable Percentage" means, with respect to any Lender, the percentage of the Aggregate Commitments represented by such Lender's Commitment as such percentage is set forth on Annex I.

        "Approved Counterparty" means (a) any Lender or any Affiliate of a Lender and (b) any other Person whose long term senior unsecured debt rating is A/A2 by S&P or Moody's (or their equivalent) or higher.

        "Approved Fund" means any Fund that is administered or managed by a Lender, an Affiliate of a Lender, or an entity or an Affiliate of an entity that administers or manages a Lender.

        "Arrangers" means RBC Capital Markets and Société Générale, in their capacities as co-lead arrangers and co-book runners hereunder.

        "Assignment and Assumption" means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit D or any other form approved by the Administrative Agent.

        "Available Cash" means, with respect to any fiscal quarter ending prior to the Maturity Date:

        (a)   the sum of (i) all cash and cash equivalents of the Borrower on hand at the end of such fiscal quarter; and (ii) all additional cash and cash equivalents of the Borrower on hand on the date of determination of Available Cash with respect to such fiscal quarter resulting from working capital borrowings made subsequent to the end of such fiscal quarter, less

        (b)   the amount of any cash reserves established by the board of directors of the Borrower to (i) provide for the proper conduct of the business of the Borrower (including reserves for future capital expenditures including drilling and acquisitions and for anticipated future credit needs of the Borrower), (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Borrower or an Affiliate is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions with respect to any one or more of the next four fiscal quarters.

        "Board" means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

        "Borrowing" means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

        "Borrowing Request" means a request by the Borrower for a term Loan in accordance with Section 2.03.

        "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or

Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market.

        "Capital Leases" means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

        "Casualty Event" means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Subsidiaries having a fair market value in excess of $100,000 in the aggregate for any calendar year.

        "Change in Control" means the occurrence of any of the following events: (a) prior to the Initial Public Offering, (i) the Permitted Holders shall collectively cease to own, directly or indirectly, at least a majority of the voting power of the voting membership interests in Borrower, (ii) the Managers appointed or designated by QEP II shall cease to be a majority of the Managers of the Borrower or (iii) Michael C. Linn ceases to be and act as a manager of the Borrower, unless, within 180 days after such cessation, Michael C. Linn is replaced with an individual acceptable to the Majority Lenders or the Initial Public Offering is consummated, (b) after the Initial Public Offering, both (i) the Permitted Holders shall be the legal or beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 25% or less of the combined voting power of the then total membership interests (including all securities which are convertible into membership interests) of the Borrower and (ii) any Person or group of Persons acting in concert as a partnership or other group (a "Group of Persons"), other than one or more of the Permitted Holders, shall be the legal or beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of more than 35% of the combined voting power of the then total membership interests (including all securities which are convertible into membership interests) of the Borrower, provided, that a "Group of Persons" shall not include the underwriter in any firm underwriting undertaken in connection with the Initial Public Offering or any subsequent public offering of the Borrower, or (c) after the Initial Public Offering, occupation of a majority of the seats (other than vacant seats) on the board of directors (or board of managers) of the Company by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors a majority of whom were so nominated.

        "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 5.01(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

        "Commitment" means, with respect to each Lender, the commitment of such Lender to make a term Loan on the Effective Date hereunder.

        "Consolidated Net Income" means with respect to the Borrower and the Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and the Consolidated Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Borrower or a Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and the Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Consolidated Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (d) any extraordinary gains or losses during such period and (e) any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns; and provided further that if the Borrower or any Consolidated Subsidiary shall acquire or dispose of any Property during such period, then Consolidated Net Income shall be calculated after giving pro forma effect to such acquisition or disposition, as if such acquisition or disposition had occurred on the first day of such period.

        "Consolidated Subsidiaries" means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.

        "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person will be deemed to "control" such other Person. "Controlling" and "Controlled" have meanings correlative thereto.

        "Debt" means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers' acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable, accrued expenses, liabilities or other obligations of such Person, in each such case to pay the deferred purchase price of Property or services; (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services whether or not such goods or services are actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

        "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

        "Disqualified Capital Stock" means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans or other obligations hereunder outstanding and all of the Commitments are terminated.

        "dollars" or "$" refers to lawful money of the United States of America.

        "Domestic Subsidiary" means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

        "EBITDA" means, for any period, the sum of Consolidated Net Income for such period plus the following expenses or charges to the extent deducted from Consolidated Net Income in such period: Interest Expense, income taxes, depreciation, depletion, amortization and other similar charges, minus all noncash income added to Consolidated Net Income.

        "Effective Date" means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

        "Environmental Laws" means any and all Governmental Requirements pertaining in any way to health, safety the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which the Borrower or any of its Subsidiaries is conducting or at any time has conducted business, or where any Property of the Borrower or any of its Subsidiaries is located, including without limitation, the Oil Pollution Act of 1990 ("OPA"), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements. The term "oil" shall have the meaning specified in OPA, the terms "hazardous substance" and "release" (or "threatened release") have the meanings specified in CERCLA, the terms "solid waste" and "disposal" (or "disposed") have the meanings specified in RCRA and the term "oil and gas waste" shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code ("Section 91.1011"); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of the Borrower or any of its Subsidiaries is located establish a meaning for "oil," "hazardous substance," "release," "solid waste," "disposal" or "oil and gas waste" which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply.

        "Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

        "ERISA Affiliate" means each trade or business (whether or not incorporated) which together with the Borrower or any of its Subsidiaries would be deemed to be a "single employer" within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

        "ERISA Event" means (a) a "Reportable Event" described in section 4043 of ERISA and the regulations issued thereunder, (b) the withdrawal of the Borrower or any of its Subsidiaries or any ERISA Affiliate from a Plan during a plan year in which it was a "substantial employer" as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA or (f) any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

        "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

        "Event of Default" has the meaning assigned such term in Section 10.01.

        "Excepted Liens" means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers' compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord's liens, operators', vendors', carriers', warehousemen's, repairmen's, mechanics', suppliers', workers', materialmen's, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any of its Subsidiaries or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Borrower or any of its Subsidiaries to provide collateral to the depository institution; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any of its

Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any of its Subsidiaries or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business and (h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; provided, further that Liens described in clauses (a) through (e) shall remain "Excepted Liens" only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.

        "Excluded Taxes" means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located and (c) in the case of a Foreign Lender any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 5.03(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03(a) or Section 5.03(c).

        "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

        "Financial Officer" means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references to a Financial Officer shall mean a Financial Officer of the Borrower.

        "Financial Statements" means the financial statement or statements of the Borrower and its Consolidated Subsidiaries referred to in Section 7.04(a).

        "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

        "Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.

        "Fund" means (i) any Person (other than a natural person) that is (or will be) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of a Lender and (ii) with respect to any Lender that is a fund which invests in commercial loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

        "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over the Borrower or any of its Subsidiaries, any of their Properties, any Agent, or any Lender.

        "Governmental Requirement" means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

        "Guarantors" means (a) Linn Energy Holdings, LLC, (b) Linn Operating, Inc., (c) Mid Atlantic Well Service, Inc. and (d) each other Material Domestic Subsidiary or other Domestic Subsidiary that guarantees the Indebtedness pursuant to Section 8.14(b).

        "Guaranty Agreement" means an agreement executed by the Guarantors in form and substance reasonably satisfactory to the Administrative Agent unconditionally guarantying on a joint and several basis, payment of the Indebtedness, as the same may be amended, modified or supplemented from time to time.

        "Highest Lawful Rate" means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

        "Hydrocarbon Interests" means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

        "Hydrocarbons" means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

        "Indebtedness" means any and all amounts owing or to be owing by the Borrower, any of its Subsidiaries or any Guarantor (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising): (a) to the Administrative Agent, or any Lender under any Loan Document; and (b) all renewals, extensions and/or rearrangements of any of the above.

        "Indemnified Taxes" means Taxes other than Excluded Taxes.

        "Initial Public Offering" shall mean the initial public offering of common units of the Borrower.

        "Initial Reserve Reports" means the report of Schlumberger Data and Consulting Service dated as of April 30, 2005, with respect to the value of the Oil and Gas Properties of Linn Energy, L.L.C. and its Subsidiaries as of January 1, 2005.

        "Intercreditor and Subordination Agreement" means that certain Intercreditor and Subordination Agreement of even date herewith among BNP Paribas, as administrative agent for the lenders under the Senior Credit Agreement and the Administrative Agent, as administrative agent for the Lenders party to this Agreement.

        "Interest Election Request" means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

        "Interest Expense" means, for any period, the sum (determined without duplication) of the aggregate gross interest expense of the Borrower and the Consolidated Subsidiaries for such period, including (a) to the extent included in interest expense under GAAP: (i) amortization of debt discount, (ii) capitalized interest and (iii) the portion of any payments or accruals under Capital Leases allocable to interest expense, plus the portion of any payments or accruals under Synthetic Leases allocable to interest expense whether or not the same constitutes interest expense under GAAP and (b) cash dividend payments by the Borrower in respect of any Disqualified Capital Stock.

        "Interest Period" means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

        "Investment" means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any "short sale" or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

        "Lenders" means the Persons listed on Annex I, and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

        "LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period:

        (a)   the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the LIBOR I screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; or

        (b)   in the event that the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; or

        (c)   if the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such interest Period would be offered by the Administrative Agent's London Branch to major banks in the offshore dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

        "Lien" means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term "Lien" shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Borrower and its Subsidiaries shall be deemed to be the owner of any Property which they have acquired or hold subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

        "Loan Documents" means this Agreement, the Notes, and the Security Instruments.

        "Loans" means the term loans made by the Lenders to the Borrower pursuant to this Agreement (each a "Loan").

        "Majority Lenders" means, at any time while no Loans are outstanding, Lenders having at least sixty-six and two-thirds percent (66 2/3%) of the Aggregate Commitments; and at any time while any Loans are outstanding, Lenders holding at least sixty-six and two-thirds percent (66 2/3%) of the outstanding aggregate principal amount of the Loans (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)).

        "Managers" means the members of the Board of Managers or Board of Directors (however designated from time to time) of the Borrower as constituted from time to time.

        "Material Adverse Effect" means a material adverse change in, or material adverse effect on (a) the business, operations, Property, condition (financial or otherwise) of the Borrower and its Guarantors taken as a whole, (b) the ability of the Borrower, any of its Subsidiaries or any Guarantor to perform any of its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent, any other Agent, or any Lender under any Loan Document.

        "Material Domestic Subsidiary" means, as of any date, any Domestic Subsidiary that (a) is a Wholly-Owned Subsidiary and (b) together with its Subsidiaries, owns Property having a fair market value of $1,000,000 or more.

        "Material Indebtedness" means Debt (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $1,000,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Borrower or any of its Subsidiaries in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

        "Maturity Date" means April 30, 2006.

        "Moody's" means Moody's Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

        "Mortgaged Property" means any Property owned by the Borrower or any Guarantor which is subject to the Liens existing and to exist under the terms of the Security Instruments.

        "Multiemployer Plan" means a Plan which is a multiemployer plan as defined in section 3(37) or 4001 (a)(3) of ERISA.

        "Notes" means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

        "Oil and Gas Properties" means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

        "Operating Agreement" means the Agreement of Limited Liability Company of the Borrower to be executed in connection with the Initial Public Offering.

        "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document.

        "Participant" has the meaning set forth in Section 12.04(c)(i).

        "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

        "Permitted Holders" means Quantum Energy Partners II, LP, a Delaware limited partnership ("QEP II"), and Nemacolin Resources, LLC, a Delaware limited liability company ("Nemacolin"), provided, that if QEP II or Nemacolin dissolve or otherwise distribute their ownership interests in the Borrower to their respective partners or members, the term Permitted Holders shall include each of those partners or members of QEP II or Nemacolin who were partners or members, or affiliates of such partners or members, of QEP II or Nemacolin, as the case may be, on the date hereof.

        "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

        "Plan" means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, any of its Subsidiaries or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower, any of its Subsidiaries or an ERISA Affiliate.

        "Prime Rate" means the rate of interest per annum publicly announced from time to time by RBC as its prime rate in effect at its principal branch in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by RBC as a general reference rate of interest, taking into account such factors as RBC may deem appropriate; it being understood that many of RBC's commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that RBC may make various commercial or other loans at rates of interest having no relationship to such rate.

        "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

        "Proved Developed Producing Properties" means Oil and Gas Properties which are categorized as "Proved Reserves" that are both "Developed" and "Producing", as such terms are defined in the Definitions for Oil and Gas Reserves as promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

        "Purchase Agreement" means that certain Purchase and Sale Agreement between Exploration Partners, Inc., Exploration Partners, LLC and others identified therein as sellers, and Linn Energy Holdings, LLC, Linn Operating, Inc. and Mid Atlantic Well Service, Inc., as buyers, dated as of September 27, 2005.

        "Redemption" means with respect to any Debt, the repurchase, redemption, prepayment, repayment or defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of any such Debt. "Redeem" has the correlative meaning thereto.

        "Register" has the meaning assigned such term in Section 12.04(b)(iv).

        "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person's Affiliates.

        "Remedial Work" has the meaning assigned such term in Section 8.10(a).

        "Reserve Report" means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each January 1st or July 1st, the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and its Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the economic assumptions consistent with the Administrative Agent's lending requirements at the time.

        "Responsible Officer" means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

        "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

        "Security Instruments" means the Guaranty Agreement, if any, mortgages, deeds of trust and other agreements, instruments or certificates described or referred to in Exhibit C-1, and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower or any other Person (other than Swap Agreements with the Lenders or any Affiliate of a Lender or participation or similar agreements between any Lender and any other lender or creditor with respect to any Indebtedness pursuant to this Agreement) in connection with, or as security for the payment or performance of the Indebtedness, the Notes, this Agreement, as such agreements may be amended, modified, supplemented or restated from time to time.

        "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

        "Subsidiary" means: (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Borrower or one or more of its Subsidiaries or by the Borrower and one or more of its Subsidiaries and (b) any partnership of which the Borrower or any of its Subsidiaries is a general partner. Unless otherwise indicated herein, each reference to the term "Subsidiary" shall mean a Subsidiary of the Borrower.

        "Swap Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, "over-the-counter" or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a Swap Agreement.

        "Synthetic Leases" means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

        "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

        "Transactions" means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement, and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof, and the grant of Liens by the Borrower on Mortgaged Properties and other Properties pursuant to the Security Instruments and (b) any Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Indebtedness and the other obligations under the Guaranty Agreement by such Guarantor and such Guarantor's grant of the security interests and provision of collateral under the Security Instruments, and the grant of Liens by such Guarantor on Mortgaged Properties and other Properties pursuant to the Security Instruments.

        "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the LIBO Rate.

        "Wholly-Owned Subsidiary" means any Subsidiary of which all of the outstanding Equity Interests (other than any directors' qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly-Owned Subsidiaries.

        Section 1.03    Types of Loans and Borrowings.     For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a "Eurodollar Loan" or a "Eurodollar Borrowing").

        Section 1.04    Terms Generally.     The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents herein), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person's successors and assigns (subject to the restrictions contained in the Loan Documents herein), (d) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word "from" means "from and including" and the word "to" means "to and including" and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

        Section 1.05    Accounting Terms and Determinations; GAAP.     Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which the Borrower's independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

ARTICLE II
The Credits

        Section 2.01    Commitments.     Each Lender severally agrees, on the terms of this Agreement, to make a term Loan in dollars to the Borrower on the Business Day following the Effective Date in an aggregate principal amount equal to the amount of such Lender's Commitment. Any portion of the Commitment that remains undisbursed after the initial disbursement under this Agreement shall be reduced to zero and cancelled on the date of such initial disbursement. No amount paid or prepaid on the Loans may be reborrowed.

        Section 2.02    Loans and Borrowings.

          (a)    Borrowings; Several Obligations.    Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

          (b)    Types of Loans.    Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

          (c)    Minimum Amounts; Limitation on Number of Borrowings.    At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of two (2) Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

          (a)    Notes.    The Loans made by each Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, payable to the order of such Lender in a principal amount equal to its Commitment as in effect on such date, and otherwise duly completed. In the event that any Lender's Commitment increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to the order of such Lender in a principal amount equal to its Commitment after giving effect to such increase or decrease, and otherwise duly completed. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender's or the Borrower's rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

        Section 2.03    Requests for Borrowings.     The Borrower shall give the Administrative Agent (which shall promptly notify the Lenders) a Borrowing Request as hereinafter provided of the borrowing of the Loans hereunder, which shall specify the aggregate amount of the Loans, the Type, and the date (which shall be the Effective Date) of the Borrowing to be borrowed and, in the case of Eurodollar Loans, the duration of the Interest Period therefor. Such Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

    (i)
    the aggregate amount of the requested Borrowing;

    (ii)
    the date of such Borrowing, which shall be the Effective Date;

    (iii)
    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

    (iv)
    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

    (v)
    the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Eurodollar Loan having an Interest Period of one-month. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

        Section 2.04    Interest Elections.

          (a)    Conversion and Continuance.    Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

          (b)    Interest Election Requests.    To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone by (a), in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Houston time, three Business Days before the date of the proposed effective date of such Interest Election Request or (b), in the case of an ABR Borrowing, not later than 11:00, New York time, on the effective date of such Interest

  Election Request. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

          (c)    Information in Interest Election Requests.    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

    (i)
    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

    (ii)
    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

    (iii)
    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

    (iv)
    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

          (d)    Notice to Lenders by the Administrative Agent.    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

          (e)    Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election.    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Loan having an Interest Period of one-month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (iv) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

        Section 2.05    Funding of Borrowings.

          (a)    Funding by Lenders.    Each Lender shall make each Loan to be made by it hereunder on the Effective Date by wire transfer of immediately available funds by 1:00 p.m., Houston time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower and designated by the Borrower in the applicable Borrowing Request. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

          (b)    Presumption of Funding by the Lenders.    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the

  Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (vi) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

        Section 2.06    Termination of Commitment.     The Commitments shall terminate at 3:00 p.m., Houston time, on the Effective Date

        Section 2.07    Intentionally Omitted.

        Section 2.08    Subordination of Loans.     The Loans, the Notes, this Agreement and the other Loan Documents; the rights and remedies of the Lenders and the Administrative Agent hereunder and thereunder and the Liens created thereby are subject to the Intercreditor and Subordination Agreement.

ARTICLE III
Payments of Principal and Interest; Prepayments; Fees

        Section 3.01    Repayment of Loans.     The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

        Section 3.02    Interest.

          (a)    ABR Loans.    Each ABR Loan comprising an ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

          (b)    Eurodollar Loans.    Each Eurodollar Loan comprising a Eurodollar Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Eurodollar Loan plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

          (c)    Post-Default Rate.    Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, or if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any Guarantor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, then all Loans outstanding shall bear interest, after as well as before judgment, at (i) the otherwise applicable Alternate Base Rate plus the Applicable Margin plus two percent (2%) but in no event to exceed the Highest Lawful Rate, or (ii) the otherwise applicable LIBO Rate plus the Applicable Margin plus two percent (2%), or if no rate is then applicable to such amount, at a rate equal to clause (i) of this subsection, but in no event to exceed the Highest Lawful Rate.

          (d)    Interest Payment Dates.    Accrued interest on each Loan shall be payable in arrears on: (i) with respect to any ABR Loan, the last Business Day of each March, June, September and December; (ii) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and in the case of any Interest Period longer than three months, on each successive date three months after the first day of such Interest Period, (iii) in any case, on the Maturity Date; provided that (x) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (y) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (z) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

          (e)    Interest Rate Computations.    All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

        Section 3.03    Alternate Rate of Interest.     If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

          (a)   the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate or the LIBO Rate for such Interest Period; or

          (b)   the Administrative Agent is advised by the Majority Lenders that the LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

        Section 3.04    Prepayments.

          (a)    Optional Prepayments.    The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in minimum amounts of $500,000 subject to prior notice in accordance with Section 3.04(b).

          (b)    Notice and Terms of Optional Prepayment.    The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, Houston time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, Houston time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.

          (c)    Mandatory Prepayments.    Upon closing the Initial Public Offering, proceeds of at least $105,000,000 shall be applied as follows in the order indicated:

            (i)    Prepayment of any borrowing base deficiency under the Senior Credit Agreement.

            (ii)   Prepayment of the Loans under this Agreement..

            (iii)  Except as provided in Section 3.04(c)(iii), each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

            (iv)  Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

          (d)    No Premium or Penalty.    Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

        Section 3.05    Fees.     The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

ARTICLE IV
Payments; Pro Rata Treatment; Sharing of Set-offs.

        Section 4.01    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

          (a)    Payments by the Borrower.    The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, or fees, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 1:00 p.m., Houston time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim; provided, that with respect to payment of Eurodollar Borrowings, the provisions of the term "Interest Period" shall at all times be applicable and with respect to any payment of an ABR Borrowing, if a payment date falls on a day other than a Business Day, such payment date will be extended to the next succeeding Business Day and interest will continue to accrue until the actual date of payment. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

          (b)    Application of Insufficient Payments.    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

          (c)    Sharing of Payments by Lenders.    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

        Section 4.02    Presumption of Payment by the Borrower.     Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

        Section 4.03    Certain Deductions by the Administrative Agent.     If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b) or Section 4.02 then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

ARTICLE V
Increased Costs; Break Funding Payments; Taxes; Illegality

        Section 5.01    Increased Costs.

          (a)    Eurodollar Changes in Law.    If any Change in Law shall:

            (i)    impose, modify or deem applicable any reserve (including marginal, special, emergency or supplemental reserves), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender for Eurocurrency liabilities under Regulation D of the Board (as the same may be amended, supplemented or replaced from time to time) or otherwise; or

            (ii)   impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

          (b)    Capital Requirements.    If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

          (c)    Certificates.    A certificate of a Lender setting forth in reasonable detail the basis of its request and the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

          (d)    Effect of Failure or Delay in Requesting Compensation.    Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender's right to demand such compensation, provided that no Lender may make any such demand more than 180 days after the Maturity Date, nor for any amount which has accrued more than 270 days prior to such Lender delivering the certificate required in Section 5.01(c).

        Section 5.02    Break Funding Payments.     In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

        A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

        Section 5.03    Taxes.

          (a)    Payments Free of Taxes.    Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03(a), the Administrative Agent, Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Guarantor shall make such deductions and (iii) the Borrower or such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b)    Payment of Other Taxes by the Borrower.    The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c)    Indemnification by the Borrower.    The Borrower shall indemnify the Administrative Agent, each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Administrative Agent, a Lender as to the basis of such Indemnified Taxes and Other Taxes and the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower and shall be conclusive absent manifest error.

          (d)    Evidence of Payments.    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          (e)    Foreign Lenders.    Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

        Section 5.04    Designation of Different Lending Office.     If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

        Section 5.05    Illegality.     Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender's obligation to make such Eurodollar Loans shall be suspended (the "Affected Loans") until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender's Affected Loans shall be applied instead to its ABR Loans.

ARTICLE VI
Conditions Precedent

        Section 6.01    Effective Date.     The obligations of the Lenders to make term Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

          (a)   The Arrangers, the Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

          (b)   The Administrative Agent shall have received a certificate of the Borrower and of each Guarantor setting forth (i) resolutions of the Managers, board of directors or other managing body with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the individuals (y) who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and (z) who will, until replaced by another individual duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the other Loan Documents to which it is a party, (iii) specimen signatures of such authorized individuals, and (iv) the articles or certificate of incorporation or formation and bylaws, operating agreement or partnership agreement, as applicable, of the Borrower and each Guarantor, in each case, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

          (c)   The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Borrower and each Guarantor, if any.

          (d)   The Administrative Agent shall have received a compliance certificate which shall be substantially in the form of Exhibit B, duly and properly executed by a Responsible Officer and dated as of the Effective Date.

          (e)   The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

          (f)    The Administrative Agent shall have received duly executed Notes payable to the order of each Lender in a principal amount equal to its Commitment dated as of the date hereof.

          (g)   The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments, including the Guaranty Agreement and the other Security Instruments described on Exhibit C-1. In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall be reasonably satisfied that the Security Instruments create second priority, perfected Liens (subject only to Liens securing the Debt under the Senior Credit Agreement and excepted Liens identified in clauses (a) to (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition) on at least 80% of the total value of the Oil and Gas Properties evaluated in the Initial Reserve Report.

          (h)   The Administrative Agent shall have received an opinion of Andrews Kurth LLP, special counsel to the Borrower in form and substance satisfactory to the Administrative Agent, as to such matters incident to the Transactions as the Administrative Agent may reasonably request.

          (i)    The Administrative Agent shall have received a certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 7.13.

          (j)    The Administrative Agent shall have received such information as the Administrative Agent may reasonably require, all of which shall be reasonably satisfactory to the Administrative Agent in form and substance, on the title to the Oil and Gas Properties evaluated in the Initial Reserve Reports.

          (k)   The Administrative Agent shall have received a certificate of a Responsible Officer certifying that the Borrower has received all consents and approvals required by Section 7.03.

          (l)    The Administrative Agent shall have received (i) the financial statements referred to in Section 7.04(a), (ii) the Initial Reserve Reports and (iii) a detailed budget showing Borrower's production, costs, expenses, capital expenditures and cash flows.

          (m)  The Administrative Agent shall have received appropriate UCC search certificates reflecting no prior Liens encumbering the Properties the Borrower, and its Subsidiaries for each of the following jurisdictions: Pennsylvania, West Virginia, New York, Delaware and any other jurisdiction requested by the Administrative Agent; other than those being assigned or released on or prior to the Effective Date or Liens permitted by Section 9.03.

          (n)   The Arrangers and the Administrative Agent shall have satisfactorily completed their due diligence relating to the Acquisition and this Agreement.

          (o)   Intentionally Omitted.

          (p)   The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

          (q)   The Acquisition will contemporaneously close with the funding of the Loans hereunder.

          (r)   The Borrower shall have available funds under the Senior Credit Agreement which, together with the proceeds from the Loans hereunder, shall be sufficient to consummate the Acquisition and pay all related fees and expenses.

          (s)   The Borrower shall have hedged sufficient production from its 2006, 2007 and 2008 Oil and Gas Properties acquired by Borrower in the Acquisition at an average price acceptable to the Arrangers.

        The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 1:00 p.m., Houston time, on November 30, 2005 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

        Section 6.02    Additional Conditions Precedent.     The obligation of each Lender to make its Loan is also subject to the satisfaction of the following conditions:

          (a)   At the time of and immediately after giving effect to such Loan no Default shall have occurred and be continuing.

          (b)   At the time of and immediately after giving effect to such Loan no Material Adverse Effect shall have occurred.

          (c)   The representations and warranties of the Borrower and the Guarantors, if any, set forth in this Agreement and in the other Loan Documents shall be true and correct on and as of the date of such Loan, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Loan, such representations and warranties shall continue to be true and correct as of such specified earlier date.

          (d)   The making of such Loan would not conflict with, or cause any Lender to violate or exceed, any applicable Governmental Requirement, and no Change in Law shall have occurred, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document.

          (e)   The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03.

The request for a Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) through (e).

ARTICLE VII
Representations and Warranties

        The Borrower represents and warrants to the Lenders that:

        Section 7.01    Organization; Powers.     Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

        Section 7.02    Authority; Enforceability.     The Transactions are within the Borrower's and each Guarantor's corporate powers and have been duly authorized by all necessary corporate and, if required, member action (including, without limitation, any action required to be taken by any class of directors of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). When executed and delivered, each Loan Document to which the Borrower and any Guarantor is a party will have been duly executed and delivered by the Borrower and such Guarantor and will constitute a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

        Section 7.03    Approvals; No Conflicts.     The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including the members or any class of directors of the Borrower or any other

Person, whether interested or disinterested), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect, and except for the filing and recording of Security Instruments to perfect the Liens created hereby, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or their Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or such Subsidiary and (d) will not result in the creation or imposition of any Lien on any Property of the Borrower or any of its Subsidiaries (other than the Liens created by the Loan Documents).

        Section 7.04    Financial Position; No Material Adverse Change.

          (a)   The Borrower has heretofore furnished to the Lenders the audited consolidated balance sheet of the Borrower and its consolidated subsidiaries as of December 31, 2003 and December 31, 2004, and related audited consolidated statements of income, cash flows and changes in members' equity for the fiscal years ending December 31, 2003 and December 31, 2004. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated subsidiaries as of such date and for such period in accordance with GAAP.

          (b)   Since December 31, 2004, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) the business of the Borrower and its Subsidiaries has been conducted only in the ordinary course consistent with past business practices.

          (c)   Neither the Borrower nor any of its Subsidiaries has on the date hereof any material Debt (including Disqualified Capital Stock), or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements.

        Section 7.05    Litigation.     Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (a) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (b) that involve any Loan Document or the Transactions. Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

        Section 7.06    Environmental Matters.     Except as could not be reasonably expected to have a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions could not be reasonably expected to have a Material Adverse Effect):

          (a)   neither any Property of the Borrower or any of its Subsidiaries nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws.

          (b)   no Property of the Borrower or any of its Subsidiaries nor the operations currently conducted thereon or, to the knowledge of the Borrower, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws.

          (c)   all notices, permits, licenses, exemptions, approvals or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Borrower and each of its Subsidiaries, including, without limitation, past or present treatment, storage, disposal or release of a hazardous substance, oil and gas waste or solid waste into the environment, have been duly obtained or filed or requested, and the Borrower and each of its Subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations.

          (d)   all hazardous substances, solid waste and oil and gas waste, if any, generated at any and all Property of the Borrower or any of its Subsidiaries have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the knowledge of the Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws.

          (e)   the Borrower has taken all steps reasonably necessary to determine and has determined that no oil, hazardous substances, solid waste or oil and gas waste, have been disposed of or otherwise released and there has been no threatened release of any oil, hazardous substances, solid waste or oil and gas waste on or to any Property of the Borrower or any of its Subsidiaries except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment.

          (f)    to the extent applicable, all Property of the Borrower and each of its Subsidiaries currently satisfies all design, operation, and equipment requirements imposed by the OPA, and the Borrower does not have any reason to believe that such Property, to the extent subject to the OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement.

          (g)   neither the Borrower nor any of its Subsidiaries has any known contingent liability or Remedial Work in connection with any release or threatened release of any oil, hazardous substance, solid waste or oil and gas waste into the environment.

        Section 7.07    Compliance with the Laws and Agreements; No Defaults.

          (a)   Each of the Borrower and its Subsidiaries is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other authorizations granted by Governmental Authorities necessary for the ownership of its Property and the present conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          (b)   Neither the Borrower nor any of its Subsidiaries is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Borrower or any of its Subsidiaries to Redeem or make any offer to Redeem all or any portion of any Debt outstanding under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which the Borrower or any of its Subsidiaries or any of their Properties is bound.

          (c)   No Default has occurred and is continuing.

        Section 7.08    Investment Company Act.     Neither the Borrower nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

        Section 7.09    Public Utility Holding Company Act.     Neither the Borrower nor any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," or a "public utility" within the meaning of, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

        Section 7.10    Taxes.     Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate. No Tax Lien has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge.

        Section 7.11    ERISA.

          (a)   The Borrower, its Subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan, if any.

          (b)   Each Plan, if any, is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

          (c)   No act, omission or transaction has occurred that could result in imposition on the Borrower, any of its Subsidiaries or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

          (d)   No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated since September 2, 1974. No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Borrower, any of its Subsidiaries or any ERISA Affiliate has been or is expected by the Borrower, any of its Subsidiaries or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred.

          (e)   Full payment when due has been made of all amounts which the Borrower, any of its Subsidiaries or any ERISA Affiliate is required under the terms of each Plan, if any, or applicable law to have paid as contributions to such Plan as of the date hereof, and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan.

          (f)    The actuarial present value of the benefit liabilities under each Plan, if any, which is subject to Title IV of ERISA does not, as of the end of the Borrower's most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term "actuarial present value of the benefit liabilities" shall have the meaning specified in section 4041 of ERISA.

          (g)   Neither the Borrower, its Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including,

  without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, any of its Subsidiaries or any ERISA Affiliate in its sole discretion at any time without any material liability.

          (h)   Neither the Borrower, its Subsidiaries nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any Multiemployer Plan.

          (i)    Neither the Borrower, its Subsidiaries nor any ERISA Affiliate is required to provide security under section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

        Section 7.12    Disclosure; No Material Misstatements.     As set forth on Schedule 7.12, the Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent, any other Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no fact peculiar to the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and statements furnished to the Administrative Agent, any other Agent or the Lenders by or on behalf of the Borrower or any of its Subsidiaries prior to, or on, the date hereof in connection with the transactions contemplated hereby. There are no statements or conclusions in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein.

        Section 7.13    Insurance.     The Borrower has, and has caused all of its Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Borrower and its Subsidiaries. The Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as loss payee with respect to Property loss insurance.

        Section 7.14    Restriction on Liens.     Neither the Borrower nor any of its Subsidiaries is a party to any material agreement or arrangement, or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Indebtedness and the Loan Documents.

        Section 7.15    Subsidiaries.     Except as set forth on Schedule 7.15 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.15, the Borrower has no Subsidiaries. The Borrower has no Foreign Subsidiaries.

        Section 7.16    Location of Business and Offices.     The Borrower's jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is

Linn Energy, LLC, and the organizational identification number of the Borrower in its jurisdiction of organization is 3951040 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(m) in accordance with Section 12.01). The Borrower's principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(m) and Section 12.01(c)). Each Subsidiary's jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.15 (or as set forth in a notice delivered pursuant to Section 8.01(m)).

        Section 7.17    Properties; Titles, Etc.

          (a)   Each of the Borrower and its Subsidiaries has good and defensible title to its Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to all its personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Excepted Liens, the Borrower or any of its Subsidiaries specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Borrower or any of its Subsidiaries to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower's or any of its Subsidiaries' net revenue interest in such Property.

          (b)   All material leases and agreements necessary for the present conduct of the business of the Borrower and its Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.

          (c)   The rights and Properties presently owned, leased or licensed by the Borrower and its Subsidiaries including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Borrower and its Subsidiaries to conduct their business in all material respects as of the date hereof.

          (d)   All of the material Properties of the Borrower and each of its Subsidiaries that are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.

          (e)   The Borrower and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and its Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

        Section 7.18    Maintenance of Properties.     Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Government Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties. Specifically in connection with the foregoing, except as could not reasonably be expected to have a Material Adverse Effect, (a) no Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (b) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) is deviated from the vertical more than the maximum permitted by Government Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties). All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower or any of its Subsidiaries, in a manner consistent with the Borrower's or its Subsidiaries' past practices (other than those the failure of which to maintain in accordance with this Section 7.18 could not reasonably be expect to have a Material Adverse Effect).

        Section 7.19    Gas Imbalances, Prepayments.     As of the date hereof, except as set forth on Schedule 7.19 or on the most recent certificate delivered pursuant to Section 8.12(c), on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Borrower or any of its Subsidiaries to deliver, in the aggregate, two percent (2%) or more of the monthly production from Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

        Section 7.20    Marketing of Production.     Except for contracts listed and in effect on the date hereof on Schedule 7.20, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property's delivery capacity), no material agreements exist which are not cancelable on 60 days notice or less without penalty or detriment for the sale of production from the Borrower's or its Subsidiaries' Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of more than six (6) months from the date hereof.

        Section 7.21    Swap Agreements.     Schedule 7.21, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(e), sets forth, a true and complete list of all Swap Agreements of the Borrower and each of its Subsidiaries, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net marked-to-market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

        Section 7.22    Use of Loans.     The proceeds of the Loans shall be used for the Acquisition. The Borrower and its Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

        Section 7.23    Solvency.     After giving effect to the transactions contemplated hereby, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the Guarantors, taken as a whole, will exceed the aggregate Debt of the Borrower and the Guarantors on a consolidated basis, as the Debt becomes absolute and matures, (b) each of the Borrower and the Guarantors will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each of the Borrower and the Guarantors and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each of the Borrower and the Guarantors will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

ARTICLE VIII
Affirmative Covenants

        Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

        Section 8.01    Financial Statements; Ratings Change; Other Information.     The Borrower will furnish to the Administrative Agent and each Lender:

          (a)    Annual Financial Statements.    As soon as available, but in any event not later than 90 days after the end of each fiscal year, Borrower's audited consolidated balance sheet and related statements of operations, members' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing and reasonably acceptable to the Administrative Agent (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

          (b)    Quarterly Financial Statements.    As soon as available, but in any event not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, members' equity and cash flows as of the end of and for such quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial position and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

          (c)    Certificate of Financial Officer—Compliance.    Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit B hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the Effective Date and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

          (d)    Certificate of Accounting Firm—Defaults.    Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines).

          (e)    Certificate of Financial Officer—Swap Agreements.    Concurrently with any delivery of financial statements under Section 8.01(a) and Section 8.01(b), a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of such calendar month or fiscal year, a true and complete list of all Swap Agreements of the Borrower and each of its Subsidiaries, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.21, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

          (f)    Certificate of Insurer—Insurance Coverage.    Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.07, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

          (g)    Other Accounting Reports.    Promptly upon receipt thereof, a copy of each other report or letter submitted to the Borrower or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any such Subsidiary, and a copy of any response by the Borrower or any such Subsidiary to such letter or report.

          (h)    SEC and Other Filings; Reports to shareholders.    Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be.

          (i)    Notices Under Material Instruments.    Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

          (j)    Lists of Purchasers.    Concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 8.12, a list of all Persons purchasing Hydrocarbons from the Borrower or any of its Subsidiaries.

          (k)    Notice of Sales of Oil and Gas Properties.    In the event the Borrower or any of its Subsidiaries intends to sell, transfer, assign or otherwise dispose of any Oil or Gas Properties included in the most recently delivered Reserve Report (or any Equity Interests in any Subsidiary

  owning interests in such Oil and Gas Properties) during any period of 6 consecutive months having a fair market value, individually or in the aggregate, in excess of $250,000, prior written notice of such disposition, the price thereof, the anticipated date of closing, and any other details thereof requested by the Administrative Agent or any Lender.

          (l)    Notice of Casualty Events.    Prompt written notice, and in any event within three Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

          (m)    Information Regarding Borrower and Guarantors.    Prompt written notice (and in any event within thirty (30) days prior thereto) of any change (i) in the Borrower or any Guarantor's corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Borrower or any Guarantor's chief executive office or principal place of business, (iii) in the Borrower or any Guarantor's identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in the Borrower or any Guarantor's jurisdiction of organization or such Person's organizational identification number in such jurisdiction of organization, and (v) in the Borrower or any Guarantor's federal taxpayer identification number, if any.

          (n)    Production Report and Lease Operating Statements.    Within 30 days after the end of each fiscal quarter, a report setting forth, for each calendar month during the then-current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

          (o)    Notices of Certain Changes.    Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other organic document of the Borrower or any of its Subsidiaries.

          (p)    Annual Budget.    Promptly, but in any event within 90 days after the end of each fiscal year, a budget for the then current fiscal year, including a pro forma balance sheet and income and cash flow projections.

          (q)    Other Requested Information.    Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

          (r)    Acquisition Notices.    In the event that after the Effective Date: (i) the Borrower is required or decides to purchase any of the Properties which had previously been excluded from the Acquisition Properties in accordance with the terms of the Purchase Agreement, (ii) the Borrower is required to honor any preferential purchase right in respect of any Acquisition Property which has not been waived, (iii) any matter is disputed in accordance with the terms of the Purchase Agreement or any such disputed matter is resolved, (iv) any "interest additions" are discovered, (v) any material notices are received or delivered by the Borrower pursuant to the Purchase Agreement, or (vi) the Borrower and the sellers calculate and agree upon the "final settlement statement" as contemplated by the Purchase Agreement, then, in each such case, the Borrower shall promptly give the Administrative Agent notice in reasonable detail of such circumstances.

        Section 8.02    Notices of Material Events.     The Borrower will furnish to the Administrative Agent and each Lender, promptly after the Borrower obtains knowledge thereof, written notice of the following:

          (a)   the occurrence of any Default under this Agreement or the occurrence of a default under the Senior Credit Agreement;

          (b)   the filing or commencement of, or the threat in writing of, any action, suit, investigation, arbitration or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary thereof, or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders), that, in either case, if adversely determined, could reasonably be expected to result in liability in excess of $500,000;

          (c)   the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $500,000; and

          (d)   any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

        Section 8.03    Existence; Conduct of Business.     The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which any of its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.12.

        Section 8.04    Payment of Obligations.     The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities of the Borrower and all of its Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any Property of the Borrower or any of its Subsidiaries.

        Section 8.05    Performance of Obligations under Loan Documents.     The Borrower will pay the Notes according to the reading, tenor and effect thereof, and the Borrower will, and the Borrower will cause each of its Subsidiaries to do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

        Section 8.06    Operation and Maintenance of Properties.     The Borrower will, and will cause each of its Subsidiaries to:

          (a)   operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable proration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

          (b)   keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material Properties, including, without limitation, all material equipment, machinery and facilities.

          (c)   promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.

          (d)   promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards and in all material respects, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties.

          (e)   to the extent the Borrower or one of its Subsidiaries is not the operator of any Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 8.06.

        Section 8.07    Insurance.     The Borrower will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as "additional insureds" and provide that the insurer will give at least 30 days prior notice of any cancellation to the Administrative Agent.

        Section 8.08    Books and Records; Inspection Rights.     The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

        Section 8.09    Compliance with Laws.     The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to them or their Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

        Section 8.10    Environmental Matters.

          (a)   The Borrower shall, and shall cause each of its Subsidiaries to: (i) comply, and shall cause its Properties and operations and each of its Subsidiaries and each Subsidiary's Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not dispose of or otherwise release, and shall cause each Subsidiary not to dispose of or otherwise release, any oil, oil and gas waste, hazardous substance, or solid waste on, under, about or from any of the Borrower's or its

  Subsidiaries' Properties or any other Property to the extent caused by the Borrower's or any of its Subsidiaries' operations except in compliance with applicable Environmental Laws, the disposal or release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each of its Subsidiaries to timely obtain or file, all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower's or its Subsidiaries' Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each of its Subsidiaries to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the "Remedial Work") in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other release of any oil, oil and gas waste, hazardous substance or solid waste on, under, about or from any of the Borrower's or its Subsidiaries' Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; and (v) establish and implement, and shall cause each of its Subsidiaries to establish and implement, such procedures as may be reasonably necessary to continuously determine and assure that the Borrower's and its Subsidiaries' obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

          (b)   The Borrower will promptly, but in no event later than five days after the occurrence thereof, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against the Borrower or its Subsidiaries or their Properties of which the Borrower has knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if the Borrower reasonably anticipates that such action will result in liability (whether individually or in the aggregate) in excess of $500,000, not fully covered by insurance, subject to normal deductibles.

          (c)   The Borrower will, and will cause each of its Subsidiaries to, provide environmental audits and tests in accordance with American Society of Testing Materials standards upon request by the Administrative Agent and the Lenders (or as otherwise required to be obtained by the Administrative Agent or the Lenders by any Governmental Authority), in connection with any future acquisitions of Oil and Gas Properties or other material Properties.

        Section 8.11    Further Assurances.

          (a)   The Borrower at its sole expense will, and will cause each of its Subsidiaries to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any of its Subsidiaries, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Indebtedness, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.

          (b)   The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged

  Property without the signature of the Borrower or any other Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law. The Administrative Agent will promptly send the Borrower any financing or continuation statements it files without the signature of the Borrower or any other Guarantor and the Administrative Agent will promptly send the Borrower the filing or recordation information with respect thereto.

        Section 8.12    Reserve Reports.

          (a)   On or before March 1st and September 1st of each year, commencing March 1st, 2006, the Borrower shall furnish to the Administrative Agent and the Lenders (unless already furnished to the Lenders pursuant to the requirements of the Senior Credit Agreement) a Reserve Report as of the immediately preceding January 1 or July 1, as applicable. The Reserve Report as of January 1 of each year shall be prepared by one or more petroleum engineers reasonably acceptable to the Administrative Agent and the July 1 Reserve Report of each year shall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding January 1 Reserve Report.

          (b)   Intentionally Omitted.

          (c)   With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders (unless already furnished to the Lenders pursuant to the requirements of the Senior Credit Agreement) a certificate from a Responsible Officer certifying that in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Borrower or its Subsidiaries owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.19 with respect to their Oil and Gas Properties evaluated in such Reserve Report that would require the Borrower or any of its Subsidiaries to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Oil and Gas Properties have been sold since the date of the last borrowing base determination under the Senior Credit Agreement except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report that the Borrower could reasonably be expected to have been obligated to list on Schedule 7.20 had such agreement been in effect on the date hereof and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the present value that such Mortgaged Properties represent.

        Section 8.13    Title Information.

          (a)   On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12(a), to the extent requested by the Administrative Agent, the Borrower will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the total value of the Oil and Gas Properties evaluated by such Reserve Report.

          (b)   If the Borrower has provided title information for additional Properties under Section 8.13(a), the Borrower shall, within 60 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e), (g) and (h) of such definition) having an equivalent value or (iii) deliver title information in form and substance reasonably acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the value of the Oil and Gas Properties evaluated by such Reserve Report.

          (c)   If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the 60-day period or the Borrower does not comply with the requirements to provide acceptable title information covering 80% of the value of the Oil and Gas Properties evaluated in the most recent Reserve Report, then the Loans outstanding hereunder shall accrue interest until such cure is affected or such non-compliance ceases at the default rate specified in Section 3.02(c).

        Section 8.14    Additional Collateral; Additional Guarantors.

          (a)   The Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(c)(vi)) to ascertain whether the Mortgaged Properties represent at least 80% of the total value of the Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least 80% of such total value, then the Borrower shall, and shall cause its Subsidiaries to, grant to the Administrative Agent or its designee as security for the Indebtedness a second-priority Lien interest, junior and subordinate to the Lien securing the Senior Indebtedness (as defined in the Intercreditor and Subordination Agreement) (provided the Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 80% of such total value. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent or its designee and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b).

          (b)   In the event that (i) the Borrower determines that any Subsidiary is a Material Domestic Subsidiary or (ii) any Domestic Subsidiary incurs or guarantees any Debt, then the Borrower shall promptly cause such Subsidiary to guarantee the Indebtedness pursuant to the Guaranty Agreement. In connection with any such guaranty, the Borrower shall, or shall cause such Subsidiary to, (A) execute and deliver a supplement to the Guaranty Agreement executed by such Subsidiary, (B) pledge all of the Equity Interests of such Subsidiary (including, without limitation, delivery of original stock certificates evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (C) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent or its designee.

        Section 8.15    ERISA Compliance.     The Borrower will promptly furnish, and will cause its Subsidiaries and any ERISA Affiliate to promptly furnish, to the Administrative Agent (a) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan, if any, or any trust created thereunder, (b) immediately upon becoming aware of the occurrence of any ERISA Event or of any "prohibited transaction," as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer of the Borrower, its Subsidiaries or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, its Subsidiaries or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (c) immediately upon receipt thereof, copies of any notice of the PBGC's intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan, if any (other than a Multiemployer Plan), the Borrower will, and the Borrower will cause each of its Subsidiaries and ERISA Affiliates to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

        Section 8.16    Marketing Activities.     The Borrower will not, and will not permit any of its Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (a) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (b) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and its Subsidiaries that the Borrower or one of its Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (c) other contracts for the purchase and/or sale of Hydrocarbons of third parties (i) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no "position" is taken and (ii) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

        Section 8.17    Initial Public Offering Covenant.     The Borrower shall use its best efforts to complete an Initial Public Offering as soon as possible after the date of this Agreement. The Borrower will issue sufficient new units to generate net proceeds available to the Borrower of not less than $105,000,000.00, to be applied as mandatory prepayments in accordance with Section 3.04(c).

ARTICLE IX
Negative Covenants

        Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full, the Borrower covenants and agrees with the Lenders that:

        Section 9.01    Financial Covenants.

          (a)    Ratio of EBITDA to Interest Expense.    The Borrower will not, as of any date of determination, permit its ratio of EBITDA for the most recent fiscal quarter for which financial statements are available to Interest Expense for such period to be less than 2.5 to 1.0.

          (b)    Current Ratio.    The Borrower will not permit, as of the last day of any fiscal quarter, its ratio of (i) consolidated current assets (including the unused amount of the total Commitments, but excluding non-cash assets under FAS 133) to (ii) consolidated current liabilities (excluding non-cash obligations under FAS 133 and current maturities under this Agreement) to be less than 1.0 to 1.0.

        Section 9.02    Debt.     Neither the Borrower nor any of its Subsidiaries will incur, create, assume or suffer to exist any Debt, except:

          (a)   the Notes or other Indebtedness arising under the Loan Documents or any guaranty of or suretyship arrangement for the Notes or other Indebtedness arising under the Loan Documents.

          (b)   accounts payable and other accrued expenses, liabilities or other obligations to pay (for the deferred purchase price of Property or services) from time to time incurred in the ordinary course of business which are not greater than ninety (90) days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP.

          (c)   intercompany Debt between the Borrower and any of its Subsidiaries or between Subsidiaries to the extent permitted by Section 9.05(g); provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or one of their Wholly-Owned Subsidiaries, and, provided further, that any such Debt owed by either the Borrower or a Guarantor shall be subordinated to the Indebtedness on terms set forth in the Guaranty Agreement.

          (d)   endorsements of negotiable instruments for collection in the ordinary course of business.

          (e)   Debt now or hereafter outstanding under the Senior Credit Agreement (and any guaranties thereof by the Guarantors), provided that (i) no part of the Debt owing under the Senior Credit Agreement is subordinated in right of payment to any other Debt owing under the Senior Credit Agreement and (ii) at the time each such item of Debt is incurred (A) the aggregate amount thereof does not exceed the "Borrowing Base" then in effect under the Senior Credit Agreement (or, if such "Borrowing Base" ever ceases to exist or diverges materially from a conventional commercial bank borrowing base, does not exceed a conventional commercial bank borrowing base) and (B) after giving effect to the incurrence of such Debt, no Default or Event of Default then exists under Section 9.01.

          (f)    other Debt not to exceed $2,000,000 in the aggregate at any one time outstanding.

          (g)   Debt arising pursuant to the Senior Credit Agreement, including any Debt associated with Swap Agreements secured pari passu with such Debt.

        Section 9.03    Liens.     Neither the Borrower nor any of its Subsidiaries will create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

          (a)   Liens securing the payment of any Indebtedness.

          (b)   Excepted Liens.

          (c)   Liens on the Property securing the Senior Credit Agreement permitted by Section 9.02(g) provided, however, that no Lien shall be granted on any Property to secure the Senior Credit Agreement unless the Lien is also being granted to secure the Loans, this Agreement, and the other Loan Documents.

          (d)   Liens on Property not constituting collateral for the Indebtedness and not otherwise permitted by the foregoing clauses of this Section 9.03; provided that the aggregate principal or face amount of all Debt secured under this Section 9.03(d) shall not exceed $100,000 at any time.

        Section 9.04    Dividends, Distributions and Redemptions.     The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of their Property to their respective Equity Interest holders, except (a) the Borrower may declare and pay dividends or distributions with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock), (b) Subsidiaries may declare and pay dividends or distributions ratably with respect to their Equity Interests and (c) after consummation of the Initial Public Offering and provided no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may declare and pay quarterly cash dividends to its members of Available Cash in accordance with the Operating Agreement.

        Section 9.05    Investments, Loans and Advances.     Neither the Borrower nor any of its Subsidiaries will make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

          (a)   Investments reflected in the Financial Statements.

          (b)   accounts receivable arising in the ordinary course of business.

          (c)   direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof.

          (d)   commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody's.

          (e)   deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $250,000,000 (as of the date of such bank or trust company's most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody's, respectively.

          (f)    deposits in money market funds investing exclusively in Investments described in Section 9.05(c), Section 9.05(d) or Section 9.05(e).

          (g)   Investments (i) made by the Borrower in or to the Guarantors, (ii) made by any Subsidiary in or to the Borrower or any Guarantor, and (iii) made by the Borrower or any Guarantor in Subsidiaries that are not Guarantors, provided that the aggregate of all Investments made by the Borrower and the Guarantors in or to all Subsidiaries that are not Guarantors shall not exceed $2,000,000 at any time.

          (h)   Investments (including, without limitation, capital contributions) in general or limited partnerships or other types of entities (each a "venture") entered into by the Borrower or any of its Subsidiaries with others in the ordinary course of business; provided that (i) any such venture is engaged exclusively in oil and gas exploration, development, production, processing and related activities, including transportation, (ii) the interest in such venture is acquired in the ordinary course of business and on fair and reasonable terms and (iii) such venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding an amount equal to $2,000,000.

          (i)    subject to the limits in Section 9.06, Investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America.

          (j)    loans or advances to employees, officers or directors in the ordinary course of business of the Borrower or any of its Subsidiaries, in each case only as permitted by applicable law, including Section 402 of the Sarbanes Oxley Act of 2002, but in any event not to exceed $250,000 in the aggregate at any time.

          (k)   Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to the Borrower or any of its Subsidiaries as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Borrower or any of its Subsidiaries; provided that the Borrower shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all investments held at any one time under this Section 9.05(i) exceeds $250,000.

        Section 9.06    Nature of Business.     Neither the Borrower nor any of its Subsidiaries will allow any material change to be made in the character of its business as an independent oil and gas exploration and production company. The Borrower will not, and will not permit any of its Subsidiaries to, operate its business outside the geographical boundaries of the United States.

        Section 9.07    Limitation on Leases.     Neither the Borrower nor any of its Subsidiaries will create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding leases of Hydrocarbon Interests), under leases or lease agreements which would cause the aggregate amount of all payments made by the Borrower and its Subsidiaries pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $2,000,000 in any period of twelve consecutive calendar months during the life of such leases.

        Section 9.08    Proceeds of Notes.     The Borrower will not permit the proceeds of the Notes to be used for any purpose other than those permitted by Section 7.22. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

        Section 9.09    ERISA Compliance.     The Borrower and its Subsidiaries will not at any time:

          (a)   engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Borrower any of its Subsidiaries or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code.

          (b)   terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of the Borrower, any of its Subsidiaries or any ERISA Affiliate to the PBGC.

          (c)   fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, any of its Subsidiaries or any ERISA Affiliate is required to pay as contributions thereto.

          (d)   permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan.

          (e)   permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by the Borrower, any of its Subsidiaries or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term "actuarial present value of the benefit liabilities" shall have the meaning specified in section 4041 of ERISA.

          (f)    contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan.

          (g)   acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower or any of its Subsidiaries or with respect to any ERISA Affiliate of the Borrower or any of its Subsidiaries if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Multiemployer Plan, or (ii) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.

          (h)   incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA.

          (i)    contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability.

          (j)    amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that the Borrower, any of its Subsidiaries or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code.

        Section 9.10    Sale or Discount of Receivables.     Except for receivables obtained by the Borrower or any of its Subsidiaries out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, neither the Borrower nor any of its Subsidiaries will discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

        Section 9.11    Mergers, Etc.     Neither the Borrower nor any of its Subsidiaries will merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person, except that any Wholly-Owned Subsidiary may merge with any other Wholly-Owned Subsidiary and that the Borrower may merge with any Wholly-Owned Subsidiary so long as the Borrower is the survivor.

        Section 9.12    Sale of Properties.     The Borrower will not, and will not permit any of its Subsidiaries to, sell, assign, farm-out, convey or otherwise transfer any Property except for: (a) the sale of Hydrocarbons in the ordinary course of business; (b) farmouts of undeveloped acreage and assignments in connection with such farmouts; (c) the sale or transfer of equipment that is no longer necessary for the business of the Borrower or such Subsidiary or is replaced by equipment of at least comparable value and use; (d) sales or other dispositions (including Casualty Events) of Oil and Gas Properties or any interest therein or Subsidiaries owning Oil and Gas Properties; provided that (i) 100% of the consideration received in respect of such sale or other disposition shall be cash, (ii) the consideration received in respect of such sale or other disposition shall be equal to or greater than the fair market value of the Oil and Gas Property, interest therein or Subsidiary subject of such sale or other disposition (as reasonably determined by the board of directors of the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect), and (iii) if any such sale or other disposition is of a Subsidiary owning Oil and Gas Properties, such sale or other disposition shall include all the Equity Interests of such Subsidiary; and (e) sales and other dispositions of Properties not regulated by Section 9.12(a) to (d) having a fair market value not to exceed $250,000 during any 12-month period.

        Section 9.13    Environmental Matters.     The Borrower will not, and will not permit any Subsidiary to, violate or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations could reasonably be expected to have a Material Adverse Effect.

        Section 9.14    Transactions with Affiliates.     The Borrower will not, and will not permit any Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Guarantors and Wholly-Owned Subsidiaries of the Borrower) unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm's length transaction with a Person not an Affiliate.

        Section 9.15    Subsidiaries.     The Borrower shall have no Subsidiaries other than Wholly-Owned Subsidiaries. The Borrower shall not, and shall not permit its Subsidiaries to, create or acquire any additional Subsidiary unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 8.14(b). The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, assign or otherwise dispose of any Equity Interests in any of its Subsidiaries. The Borrower shall have no Foreign Subsidiaries.

        Section 9.16    Negative Pledge Agreements; Dividend Restrictions.     Neither the Borrower nor any of its Subsidiaries will create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement or the Security Instruments) that in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders or restricts any Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, or which requires the consent of or notice to other Persons in connection therewith.

        Section 9.17    Gas Imbalances, Take-or-Pay or Other Prepayments.     The Borrower will not, and will not permit any of its Subsidiaries to, allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any of its Subsidiaries that would require the Borrower or such Subsidiary to deliver, in the aggregate, two percent (2%) or more of the monthly production of Hydrocarbons at some future time without then or thereafter receiving full payment therefor.

        Section 9.18    Swap Agreements.     Neither the Borrower nor any of its Subsidiaries will enter into any Swap Agreements with any Person other than (a) Swap Agreements in respect of commodities (i) with an Approved Counterparty, (ii) the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, 85% of the reasonably anticipated projected production from Proved Properties for each month during the period during which such Swap Agreement is in effect for each of crude oil and natural gas, calculated separately, for each of the next twenty-four (24) months succeeding the execution of such Swap Agreement (or for each month through and including December, 2007, if such Swap Agreement was executed prior to the First Amendment) and 70% of the reasonably anticipated projected production from Proved Properties for each month during the period during which such Swap Agreement is in effect for each of crude oil and natural gas, calculated separately, for each month thereafter, and (iii) the notional volumes for which, beginning July 1, 2005, do not exceed the current net monthly production (regardless of projected production levels) at the time such Swap Agreement is executed, calculated separately for each of crude oil and natural gas, and (b) Swap Agreements in respect of interest rates with an Approved Counterparty, which effectively convert interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed 75% of the then outstanding principal amount of the Borrower's Debt for borrowed money which bears interest at a floating rate. In no event shall any Swap Agreement contain any requirement, agreement or covenant for the Borrower or any of its Subsidiaries to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures.

        Section 9.19    Tax Status as Partnership; Operating Agreements.     The Borrower shall not alter its status as a partnership for purposes of United States Federal Income taxes. The Borrower shall not, and shall not permit any Subsidiary to, amend or modify any provision of its articles, bylaws, or partnership or limited liability company organization or operating documents or agreements, or any agreements with Affiliates of the type referred to in Section 9.14, if such amendment or modification could reasonably be expected to have a Material Adverse Effect.

ARTICLE X
Events of Default; Remedies

        Section 10.01    Events of Default.     One or more of the following events shall constitute an "Event of Default":

          (a)   the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise.

          (b)   the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days.

          (c)   any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made.

          (d)   the Borrower or any of its Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in, Section 8.01(m), Section 8.01(n), Section 8.02, Section 8.03 or in ARTICLE IX.

          (e)   the Borrower or any of its Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (i) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (ii) a Responsible Officer of the Borrower or any of its Subsidiaries otherwise becoming aware of such default.

          (f)    the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, including under the Senior Credit Agreement, when and as the same shall become due and payable (after giving effect to any applicable notice and cure period).

          (g)   any event or condition occurs (after giving effect to any notice or cure period) that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any of its Subsidiaries to make an offer in respect thereof.

          (h)   an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

          (i)    the Borrower or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or any member of the Borrower shall make any request or take any action for the purpose of calling a meeting of the members of the Borrower to consider a resolution to dissolve and wind-up the Borrower's affairs.

          (j)    the Borrower or any of its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

          (k)   (i) one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more non monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against the Borrower, any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries to enforce any such judgment.

          (l)    the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto or shall be repudiated by them, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any of its Subsidiaries shall so state in writing.

          (m)  an ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000 in any year.

          (n)   a Change in Control shall occur.

        Section 10.02    Remedies.

          (a)   In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

          (b)   In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

          (c)   All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied: first, to reimbursement of expenses and indemnities provided for in this Agreement and the Security Instruments; second, to accrued interest on the Notes; third, to fees; fourth, pro rata to principal outstanding on the Notes; fifth, to any other Indebtedness; and any excess shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

        Section 10.03    Disposition of Proceeds.     The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Lenders of all of the Borrower's or each Guarantor's interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Indebtedness and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, except after the occurrence and during the continuance of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or its Subsidiaries.

ARTICLE XI
The Administrative Agent

        Section 11.01    Appointment; Powers.     Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

        Section 11.02    Duties and Obligations of Administrative Agent.     The Administrative Agent shall have no duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term "agent" herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall have no duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in ARTICLE VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in ARTICLE VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.

        Section 11.03    Action by Agent.     The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. If a Default has occurred and is continuing, the Syndication Agent shall have no obligation to perform any act in respect thereof. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

        Section 11.04    Reliance by Agent.     Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower and the Lenders hereby waives the right to dispute such Agent's record of such statement, except in the case of gross negligence or willful misconduct by such Agent. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Agents may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

        Section 11.05    Subagents.     The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this ARTICLE XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

        Section 11.06    Resignation or Removal of Agents.     Subject to the appointment and acceptance of a successor Agent as provided in this Section 11.06, any Agent may resign at any time by notifying the Lenders and the Borrower, and any Agent may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation or removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent's resignation hereunder, the provisions of this ARTICLE XI and Section 12.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

        Section 11.07    Agents and Lenders.     Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

        Section 11.08    No Reliance.     Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Agents shall not be required to keep themselves informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent and no Arrangers shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that Thompson & Knight LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

        Section 11.09    Administrative Agent May File Proofs of Claim.     In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

          (a)   to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and

          (b)   to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

        Section 11.10    Authority of Administrative Agent to Release Collateral and Liens.     Each Lender hereby authorizes the Administrative Agent to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower's sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.12 or is otherwise authorized by the terms of the Loan Documents.

        Section 11.11    The Arrangers and the Syndication Agent.     The Arrangers and the Syndication Agent shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than its duties, responsibilities and liabilities in its capacity as a Lender hereunder to the extent it is a party to this Agreement as a Lender.

ARTICLE XII
Miscellaneous

        Section 12.01    Notices.

          (a)   Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

            (i)    if to the Borrower, to it at

        Linn Energy, LLC
        650 Washington Road, 8th Floor
        Pittsburgh, Pennsylvania 15228

        Attention: Michael Linn/Chip Keddie
        Telephone: 412-440-1400
        Fax: 412-440-1499
        E-mail: mcl@linnenergy.com; rpk@linnenergy.com

        with a copy to:

        Linn Energy, LLC
        600 Travis Street, Suite 6910
        Houston, TX 77002

        Attention: Kolja Rockov
        Telephone: 713-223-0880
        Fax: 713-223-0888
        E-Mail: kr@linnenergy.com

        and to:

        Quantum Energy Partners II, LP
        2106 Vicksburg Avenue
        Lubbock, Texas 79407

        Attention: Toby Neugebauer
        Telephone: 806-771-1137
        Fax: 806-771-1139
        E-Mail: trn@quantumep.com

        and to:

        Quantum Energy Partners II, LP
        777 Walker, Suite 2530
        Houston, Texas 77002

        Attention: John Donovan
        Telephone: 713-225-0614
        Fax: 713-225-5700
        E-Mail: jwd@qauantumep.com

            (ii)   if to the Administrative Agent, to it at

        Royal Bank of Canada
        Agency Services Group

        Royal Bank Plaza
        200 Bay Street
        12th Floor, South Tower
        Toronto, Ontario M5J 2W7
        Attention: Manager, Agency
        Telephone: (416) 842-3901
        Facsimile: (416) 842-4023

        with a copy to the Administrative Agent at:

        Royal Bank of Canada
        2800 Post Oak Blvd.
        3900 Williams Tower
        Houston, Texas 77056
        Attention: Lorne Gartner
        Telephone: (713) 403-5662
        Facsimile: (713) 403-5624

            (iii)  if to any other Lender, in its capacity as such, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

          (b)   Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to ARTICLE II, ARTICLE III, ARTICLE IV and ARTICLE V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

          (c)   Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

        Section 12.02    Waivers; Amendments

          (a)   No failure on the part of the Administrative Agent, any other Agent, or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, any other Agent, and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, any Lender may have had notice or knowledge of such Default at the time.

          (b)   Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) modify in any manner Section 2.07 without the consent of each Lender, (iii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Indebtedness hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (iv) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or any other Indebtedness hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Maturity Date without the written consent of each Lender affected thereby, (v) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) waive or amend Section 6.01, Section 10.02(c) or Section 8.14 or change the definition of the terms "Domestic Subsidiary", "Foreign Subsidiary", "Material Domestic Subsidiary" or "Subsidiary", without the written consent of each Lender, (vii) release any Guarantor (except as set forth in the Guaranty Agreement), release all or substantially all of the collateral (other than as provided in Section 11.09), or reduce the percentage set forth in Section 8.14(a) to less than 80%, without the written consent of each Lender, or (viii) change any of the provisions of this Section 12.02(b) or the definition of "Majority Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent, or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent, as the case may be. Notwithstanding the foregoing, any supplement to Schedule 7.15 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.

        Section 12.03    Expenses, Indemnity; Damage Waiver.

          (a)   The Borrower shall pay (i) all reasonable expenses of the Administrative Agent and the Arrangers paid to third parties associated with the initial syndication of the Loans, (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses and, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (iii) all out-of-pocket costs, expenses, Taxes, assessments and other charges incurred by any Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iv) all out-of-pocket expenses incurred by any Agent, or any Lender, including the fees, charges and disbursements of any counsel for any Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

          (b)   THE BORROWER SHALL INDEMNIFY EACH AGENT, THE ARRANGERS, AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN "INDEMNITEE") AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE BORROWER OR ANY OF ITS SUBSIDIARIES TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND ITS SUBSIDIARIES BY THE BORROWER AND ITS SUBSIDIARIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ITS SUBSIDIARIES OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY OF ITS SUBSIDIARIES WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, (x) THE PAST OWNERSHIP BY THE BORROWER OR ANY OF ITS SUBSIDIARIES OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING

  RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

          (c)   To the extent that the Borrower fails to pay any amount required to be paid by it to such Agent under Section 12.03(a) or (b), each Lender severally agrees to pay to such Agent such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent.

          (d)   To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

          (e)   All amounts due under this Section 12.03 shall be payable within ten (10) Business Days of written demand therefor.

        Section 12.04    Successors and Assigns.

          (a)   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b)   (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement

  (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

              (A)  the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender or an Affiliate of a Lender or, if an Event of Default has occurred and is continuing, any other assignee; and

              (B)  the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender or any Affiliate of a Lender, immediately prior to giving effect to such assignment.

            (ii)   Assignments shall be subject to the following additional conditions:

              (A)  the minimum assignment amount shall be $1,000,000

              (B)  intentionally omitted;

              (C)  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement;

              (D)  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

              (E)  the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

              (F)  no assignee not an original Lender under this Agreement may acquire more than 33% of the Loans unless each of the Borrower and the Administrative Agent consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing.

            (iii)  Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

            (iv)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the

    Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower and each Lender.

            (v)   Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

          (c)   (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

            (ii)   A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(e) as though it were a Lender.

          (d)   Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

        Section 12.05    Survival; Revival; Reinstatement.

          (a)   All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and ARTICLE XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

          (b)   To the extent that any payments on the Indebtedness or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent's and the Lenders' Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

        Section 12.06    Counterparts; Integration; Effectiveness.

          (a)   This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

          (b)   This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

          (c)   Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

        Section 12.07    Severability.     Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

        Section 12.08    Right of Setoff.     If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any of its Subsidiaries against any of and all the obligations of the Borrower or any of its Subsidiaries owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

        Section 12.09    GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

          (a)   THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED.

          (b)   ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF TEXAS, HOUSTON DIVISION, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

          (c)   EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

          (d)   EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY,

  PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

        Section 12.10    Headings.     Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

        Section 12.11    Confidentiality.     Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 12.11, "Information" means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries and their businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower, or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

        Section 12.12    Interest Rate Limitation.     It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12. To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to a Lender, such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect. Chapter 346 of the Texas Finance Code does not apply to the Borrower's obligations hereunder.

        Section 12.13    EXCULPATION PROVISIONS.     EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT "CONSPICUOUS."

        Section 12.14    Intentionally Omitted.

        Section 12.15    No Third Party Beneficiaries.     This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, or any Lender for any reason whatsoever. There are no third party beneficiaries.

        Section 12.16    USA Patriot Act Notice.     Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

[SIGNATURES BEGIN NEXT PAGE]

        The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	LINN ENERGY, LLC

	By:	/s/ KOLJA ROCKOV
Kolja Rockov Executive Vice President & Chief Financial Officer

1

ADMINISTRATIVE AGENT:	ROYAL BANK OF CANADA, as Administrative Agent

	By:	/s/ DAVID WHEATLEY

	Name:	David Wheatley
	Title:	Manager, Agency

2

SYNDICATION AGENT:	SOCIÉTÉ GÉNÉRALE

	By:	/s/ GRAEME R. BULLEN

	Name:	Graeme R. Bullen
	Title:	Director

3

LENDERS:	ROYAL BANK OF CANADA

	By:	/s/ LORNE A. GARTNER

	Name:	Lorne A. Gartner
	Title:	Authorized Signatory

SOCIÉTÉ GÉNÉRALE

	By:	/s/ GRAEME R. BULLEN

	Name:	Graeme R. Bullen
	Title:	Director

4

ANNEX I
LIST OF COMMITMENTS

Aggregate Commitments

Name of Lender	Applicable Percentage	Commitment
Royal Bank of Canada	50%	$30,000,000.00
Société Générale	50%	$30,000,000.00

TOTAL	100%	$60,000,000.00

1

QuickLinks

  Exhibit 10.6
TABLE OF CONTENTS
R E C I T A L S
ARTICLE I Definitions and Accounting Matters
  Section 1.01 Terms Defined Above.
  Section 1.02 Certain Defined Terms.
  Section 1.03 Types of Loans and Borrowings.
  Section 1.04 Terms Generally.
  Section 1.05 Accounting Terms and Determinations; GAAP.
ARTICLE II The Credits
  Section 2.01 Commitments.
  Section 2.02 Loans and Borrowings.
  Section 2.03 Requests for Borrowings.
  Section 2.04 Interest Elections.
  Section 2.05 Funding of Borrowings.
  Section 2.06 Termination of Commitment.
  Section 2.07 Intentionally Omitted .
  Section 2.08 Subordination of Loans.
ARTICLE III Payments of Principal and Interest; Prepayments; Fees
  Section 3.01 Repayment of Loans.
  Section 3.02 Interest.
  Section 3.03 Alternate Rate of Interest.
  Section 3.04 Prepayments.
  Section 3.05 Fees.
ARTICLE IV Payments; Pro Rata Treatment; Sharing of Set-offs.
  Section 4.01 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
  Section 4.02 Presumption of Payment by the Borrower.
  Section 4.03 Certain Deductions by the Administrative Agent.
ARTICLE V Increased Costs; Break Funding Payments; Taxes; Illegality
  Section 5.01 Increased Costs.
  Section 5.02 Break Funding Payments.
  Section 5.03 Taxes.
  Section 5.04 Designation of Different Lending Office.
  Section 5.05 Illegality.
ARTICLE VI Conditions Precedent
  Section 6.01 Effective Date.
  Section 6.02 Additional Conditions Precedent.
ARTICLE VII Representations and Warranties
  Section 7.01 Organization; Powers.
  Section 7.02 Authority; Enforceability.
  Section 7.03 Approvals; No Conflicts.
  Section 7.04 Financial Position; No Material Adverse Change.
  Section 7.05 Litigation.
  Section 7.06 Environmental Matters.
  Section 7.07 Compliance with the Laws and Agreements; No Defaults.
  Section 7.08 Investment Company Act.
  Section 7.09 Public Utility Holding Company Act.
  Section 7.10 Taxes.
  Section 7.11 ERISA.
  Section 7.12 Disclosure; No Material Misstatements.
  Section 7.13 Insurance.
  Section 7.14 Restriction on Liens.
  Section 7.15 Subsidiaries.
  Section 7.16 Location of Business and Offices.
  Section 7.17 Properties; Titles, Etc.
  Section 7.18 Maintenance of Properties.
  Section 7.19 Gas Imbalances, Prepayments.
  Section 7.20 Marketing of Production.
  Section 7.21 Swap Agreements.
  Section 7.22 Use of Loans.
  Section 7.23 Solvency.
ARTICLE VIII Affirmative Covenants
  Section 8.01 Financial Statements; Ratings Change; Other Information.
  Section 8.02 Notices of Material Events.
  Section 8.03 Existence; Conduct of Business.
  Section 8.04 Payment of Obligations.
  Section 8.05 Performance of Obligations under Loan Documents.
  Section 8.06 Operation and Maintenance of Properties.
  Section 8.07 Insurance.
  Section 8.08 Books and Records; Inspection Rights.
  Section 8.09 Compliance with Laws.
  Section 8.10 Environmental Matters.
  Section 8.11 Further Assurances.
  Section 8.12 Reserve Reports.
  Section 8.13 Title Information.
  Section 8.14 Additional Collateral; Additional Guarantors.
  Section 8.15 ERISA Compliance.
  Section 8.16 Marketing Activities.
  Section 8.17 Initial Public Offering Covenant.
ARTICLE IX Negative Covenants
  Section 9.01 Financial Covenants.
  Section 9.02 Debt.
  Section 9.03 Liens.
  Section 9.04 Dividends, Distributions and Redemptions.
  Section 9.05 Investments, Loans and Advances.
  Section 9.06 Nature of Business.
  Section 9.07 Limitation on Leases.
  Section 9.08 Proceeds of Notes.
  Section 9.09 ERISA Compliance.
  Section 9.10 Sale or Discount of Receivables.
  Section 9.11 Mergers, Etc.
  Section 9.12 Sale of Properties.
  Section 9.13 Environmental Matters.
  Section 9.14 Transactions with Affiliates.
  Section 9.15 Subsidiaries.
  Section 9.16 Negative Pledge Agreements; Dividend Restrictions.
  Section 9.17 Gas Imbalances, Take-or-Pay or Other Prepayments.
  Section 9.18 Swap Agreements.
  Section 9.19 Tax Status as Partnership; Operating Agreements.
ARTICLE X Events of Default; Remedies
  Section 10.01 Events of Default.
  Section 10.02 Remedies.
  Section 10.03 Disposition of Proceeds.
ARTICLE XI The Administrative Agent
  Section 11.01 Appointment; Powers.
  Section 11.02 Duties and Obligations of Administrative Agent.
  Section 11.03 Action by Agent.
  Section 11.04 Reliance by Agent.
  Section 11.05 Subagents.
  Section 11.06 Resignation or Removal of Agents.
  Section 11.07 Agents and Lenders.
  Section 11.08 No Reliance.
  Section 11.09 Administrative Agent May File Proofs of Claim.
  Section 11.10 Authority of Administrative Agent to Release Collateral and Liens.
  Section 11.11 The Arrangers and the Syndication Agent.
ARTICLE XII Miscellaneous
  Section 12.01 Notices.
  Section 12.02 Waivers; Amendments
  Section 12.03 Expenses, Indemnity; Damage Waiver.
  Section 12.04 Successors and Assigns.
  Section 12.05 Survival; Revival; Reinstatement.
  Section 12.06 Counterparts; Integration; Effectiveness.
  Section 12.07 Severability.
  Section 12.08 Right of Setoff.
  Section 12.09 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.
  Section 12.10 Headings.
  Section 12.11 Confidentiality.
  Section 12.12 Interest Rate Limitation.
  Section 12.13 EXCULPATION PROVISIONS.
  Section 12.14 Intentionally Omitted.
  Section 12.15 No Third Party Beneficiaries.
  Section 12.16 USA Patriot Act Notice.
ANNEX I LIST OF COMMITMENTS Aggregate Commitments